                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         Hyde Athletic Industries, Inc.
                (Name of Registrant as Specified in Its Charter)



    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- - --------------------------------------------------------------------------------

                         HYDE ATHLETIC INDUSTRIES, INC.
                           CENTENNIAL INDUSTRIAL PARK
                              13 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 16, 1995

     The Annual Meeting of Stockholders of Hyde Athletic Industries, Inc. (the "Company") will be held at the offices of the Company, Centennial Industrial Park, 13 Centennial Drive, Peabody, Massachusetts, on Tuesday, May 16, 1995 at 10:00 a.m., local time, to consider and act upon the following matters:

     1.  To elect six directors.

     2. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Class A Common Stock at the close of business on April 7, 1995 will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            DAVID E. REDLICK, Clerk

Peabody, Massachusetts
April 24, 1995

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                         HYDE ATHLETIC INDUSTRIES, INC.
                           CENTENNIAL INDUSTRIAL PARK
                              13 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hyde Athletic Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 16, 1995 and at any adjournment of that meeting (the "Annual Meeting"). All shares of Class A Common Stock, $.33- 1/3 par value per share, of the Company (the "Class A Common Stock") for which proxies are submitted will be voted in accordance with the stockholders' instructions, and if no choice is specified, the shares will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended December 30, 1994 ("fiscal 1994") is being mailed to stockholders with the mailing of this Notice and Proxy Statement, which is first being mailed to stockholders on or about April 24, 1995.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO CHARLES A. GOTTESMAN, EXECUTIVE VICE PRESIDENT, HYDE ATHLETIC INDUSTRIES, INC., CENTENNIAL INDUSTRIAL PARK, 13 CENTENNIAL DRIVE, PEABODY, MASSACHUSETTS 01960. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTING SECURITIES AND VOTES REQUIRED

     The Board of Directors has fixed April 7, 1995 as the record date (the "Record Date") for determining holders of Class A Common Stock who are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 2,701,027 shares of Class A Common Stock. Each share is entitled to one vote. The holders of the Company's Class B Common Stock, $.33- 1/3 par value per share (the "Class B Common Stock"), are not entitled to vote at the Annual Meeting.

     The holders of a majority of the shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Class A Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the shares of Class A Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Class A Common Stock voting on the matter is required to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information concerning beneficial ownership of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) all directors, (iii) each of the executive officers named in the Summary Compensation Table set forth in "Compensation of Executive Officers" below (the "Named Executive Officers") and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of March 31, 1995.

     The number of shares beneficially owned by each person is determined under rules of the Commission, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1995 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of Common Stock.

                                                NUMBER OF SHARES                  PERCENTAGE
                                                  BENEFICIALLY                     OF CLASS
                                                     OWNED                       OUTSTANDING
                                         ------------------------------      --------------------
            5% STOCKHOLDERS                 CLASS A           CLASS B        CLASS A      CLASS B
- - ---------------------------------------  -------------      -----------      -------      -------
Phyllis H. Fisher......................      958,337            5,002          35.5%        *
  c/o Hyde Athletic Industries, Inc.
  Centennial Industrial Park
  13 Centennial Drive
  Peabody, MA 01960
Charles A. Gottesman...................      136,154(1)       145,766(2)        5.0          4.1%
  c/o Hyde Athletic Industries, Inc.
  Centennial Industrial Park
  13 Centennial Drive
  Peabody, MA 01960
John H. Fisher.........................      127,289(3)       139,199(4)        4.7          3.9
  c/o Hyde Athletic Industries, Inc.
  Centennial Industrial Park
  13 Centennial Drive
  Peabody, MA 01960
OTHER DIRECTORS
James A. Buchanan......................        4,000(5)        15,129(5)       *            *
Jonathan O. Lee........................      --                10,000(6)       *            *
John J. Neuhauser......................      --                10,000(7)       *            *
OTHER NAMED EXECUTIVE OFFICERS
James H. Noyes, Jr.....................          400(8)         9,159(8)       *            *
Stanley J. Miller......................        1,200(9)         6,200(9)       *            *
All directors and executive officers as
  a group
  (11 persons).........................    1,229,280(10)      358,005(11)      45.4          9.9

- - ---------------

   * Represents holdings of less than one percent.

 (1) Includes 69,031 shares which Mr. Gottesman jointly owns with his wife, Merrill F. Gottesman, who is the daughter of Phyllis H. Fisher; 3,164 shares held in trust for the benefit of Mr. Gottesman's daughters for which Ms. Gottesman is trustee and exercises sole investment and voting power; 23,410 shares held in trust for the benefit of Ms. Gottesman for which Ms. Gottesman and her brother, John H. Fisher, are trustees and share investment and voting power; 10,800 shares held in the name of Ms. Gottesman; and an aggregate of 3,999 shares held in the names of Ms. Gottesman and her two daughters. Excludes 23,410 shares held in trust for the benefit of John H. Fisher for which John H. Fisher and Ms. Gottesman are trustees and share investment and voting power.

 (2) Includes 69,031 shares which Mr. Gottesman jointly owns with his wife, Merrill F. Gottesman; 3,164 shares held in trust for the benefit of Mr. Gottesman's daughters for which Ms. Gottesman is trustee and exercises sole investment and voting power; 23,410 shares held in trust for the benefit of Ms. Gottesman for which Ms. Gottesman and her brother, John H. Fisher, are trustees and share investment and voting power; 10,800 shares held in the name of Ms. Gottesman; and 13,611 shares which Mr. Gottesman has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995. Excludes 23,410 shares held in trust for the benefit of John H. Fisher for which John H. Fisher and Ms. Gottesman are trustees and share investment and voting power.

 (3) Includes 23,410 shares held in trust for the benefit of Mr. Fisher for which Mr. Fisher and his sister, Merrill F. Gottesman, are trustees and share investment and voting power; 1,582 shares held in trust for the benefit of Mr. Fisher's daughter for which Mr. Fisher is the trustee and exercises sole investment and voting power; and 1,333 shares held in the name of Mr. Fisher's daughter. Excludes 23,410 shares held in trust for the benefit of Ms. Gottesman for which Mr. Fisher and Ms. Gottesman are trustees and share investment and voting power. Mr. Fisher is the son of Phyllis H. Fisher.

 (4) Includes 23,410 shares held in trust for the benefit of Mr. Fisher for which Mr. Fisher and his sister, Merrill F. Gottesman, are trustees and share investment and voting power; 1,582 shares held in trust for the benefit of Mr. Fisher's daughter for which Mr. Fisher is the trustee and exercises sole investment and voting power; and 14,576 shares which Mr. Fisher has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995. Excludes 23,410 shares held in trust for the benefit of Ms. Gottesman for which Mr. Fisher and Ms. Gottesman are trustees and share investment and voting power.

 (5) Consists of 4,000 shares and 15,129 shares of Class A Common Stock and Class B Common Stock, respectively, which Mr. Buchanan has the right to acquire pursuant to outstanding stock options exercisable within 60 days after March 31, 1995.

 (6) Consists of 10,000 shares which Mr. Lee has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995.

 (7) Consists of 10,000 shares which Mr. Neuhauser has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995.

 (8) Consists of 400 shares and 9,159 shares of Class A Common Stock and Class B Common Stock, respectively, which Mr. Noyes has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995.

 (9) Consists of 1,200 shares and 6,200 shares of Class A Common Stock and Class B Common Stock, respectively, which Mr. Miller has the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995.

(10) Includes a total of 7,500 shares which all executive officers and directors have the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995.

(11) Includes a total of 96,225 shares which all executive officers and directors have the right to acquire pursuant to outstanding options exercisable within 60 days after March 31, 1995.

     There are no agreements among any of the foregoing persons or entities with respect to the voting of shares of Class A Common Stock of the Company.

                             ELECTION OF DIRECTORS

     Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the six nominees named below, all of whom are presently directors of the Company. The proxy may not be voted for more than six directors. If a nominee becomes unable or unwilling to serve as a director, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unwilling to serve as a director.

     Set forth below are the name and age of each nominee for director and the positions and offices held by him or her with the Company, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his or her term as a director of the Company.

     JAMES A BUCHANAN, age 48, has been a director since 1991. Mr. Buchanan joined the Company in 1989 as Vice President, Marketing. Since 1990 he has been President and General Manager of the Company's subsidiary, Brookfield Athletic Co., Inc. ("Brookfield"), which produces and markets outdoor recreational products for children and young adults. From 1985 to 1989, he was President of Marketing Associates International Ltd., a company engaged in the marketing of entertainment products, including the European introduction of the board game Trivial Pursuit.

     JOHN H. FISHER, age 47, has been a director since 1980. Mr. Fisher has been Chief Executive Officer of the Company since 1991. He served as Chief Operating Officer from 1985 to 1991, as Executive Vice President from 1981 to 1985 and as Vice President, Sales from 1979 to 1981. Mr. Fisher is a member of the World Federation of Sporting Goods Industries, is the former Chairman of the Athletic Footwear Council of the Sporting Goods Manufacturers Association, and is a member of various civic associations. Mr. Fisher is the son of Phyllis H. Fisher.

     PHYLLIS H. FISHER, age 72, has been a director since 1982. Mrs. Fisher is the largest stockholder of the Company. In addition to her services as a director of the Company, Mrs. Fisher provides consulting services to the Company, which include maintaining certain long-standing relationships with sporting goods associations, representing the Company at certain trade shows and overseeing the Company's community affairs activities.

     CHARLES A. GOTTESMAN, age 44, has been a director since 1983. Mr. Gottesman has served as Executive Vice President and Chief Operating Officer of the Company since 1992, Executive Vice President, Finance from 1989 to 1992, Senior Vice President from 1987 to 1989, Vice President from 1985 to 1987, Treasurer from 1983 to 1989, and in a number of other capacities beginning in 1977. Mr. Gottesman is the son-in-law of Phyllis H. Fisher.

     JONATHAN O. LEE, age 44, has been a director since 1990. Mr. Lee has been engaged for more than five years as General Partner of Lee Capital Holdings, a limited partnership engaged in effecting corporate acquisitions and operating the acquired companies. He presently serves as Chairman of the Board of each of Globe Metallurgical Inc., a company engaged in the production of ferroalloys, Southern Energy Homes, Inc., a company engaged in the manufactured housing business, Dartmouth Finishing Corporation, a company engaged in the textile printing and finishing business, and National Computer Distributors, a distributor of PC hardware.

     JOHN J. NEUHAUSER, age 52, has been a director since 1989. Mr. Neuhauser has been Dean of Boston College's Carroll School of Management (business school) since 1978. From 1971 to 1977, he held the position of Associate Professor and Chairman of the Computer Science Department of Boston College. He is presently a director of all of the mutual funds of the Colonial Group and in recent years has been a director of Logic World, Inc. and of Wakefield Software Systems, Inc., companies engaged in the computer industry. He currently is a Corporator of Emerson Hospital and is a former member of the Executive Committee of the Boston Management Consortium.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met three times during fiscal 1994 and acted by written consent on six occasions. Each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she then served.

     The Company has a standing Audit Committee of the Board of Directors, which reviews the effectiveness of the auditors during the annual audit, reviews the adequacy of financial statement disclosures, discusses the Company's internal control policies and procedures and considers and recommends the selection of the Company's independent accountants. The Audit Committee met once during fiscal 1994. The members of the Audit Committee are Messrs. Gottesman, Lee and Neuhauser.

     The Company also has a standing Compensation Committee of the Board of Directors, which is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and setting the compensation levels for these individuals. The Compensation Committee also considers and makes recommendations to the Board of Directors with respect to such matters as the establishment and implementation of employee incentive plans and administers the Company's 1993 Equity Incentive Plan. The Compensation Committee held four meetings and acted by written consent on three occasions during fiscal 1994. The members of the Compensation Committee are Messrs. Lee and Neuhauser. See "Report of the Compensation Committee on Executive Compensation."

     The Company has no standing nominating committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     Under the Company's 1993 Director Stock Option Plan (the "Director Option Plan"), which was adopted by the Board of Directors on April 7, 1993 and approved by the stockholders of the Company on May 25, 1993, non-employee directors of the Company (other than Phyllis H. Fisher) are granted non-statutory stock options to purchase shares of Class B Common Stock. Options are granted automatically to eligible directors as follows: (i) each eligible director was granted an option to purchase 6,000 shares of Class B Common Stock on the 60th day following stockholder approval of the Director Option Plan; (ii) each person who becomes an eligible director after May 25, 1993 (the date of approval of the Director Option Plan by the stockholders) shall be granted an option to purchase 6,000 shares of Class B Common Stock on the date of his or her initial election to the Board of Directors; and (iii) each eligible director shall be granted an option to purchase 4,000 shares of Class B Common Stock on April 15 of each year (or the next following business day if April 15 is not a business day), provided he or she is an eligible director on such date. All options granted under the Director Option Plan have an exercise price equal to the fair market value of the Class B Common Stock on the date of grant and will be exercisable at any time prior to the fifth anniversary of the date of grant.

     On July 24, 1993, each of Messrs. Neuhauser and Lee was granted an option to purchase 6,000 shares of Class B Common Stock at $12.25 per share. On April 15, 1994, each of Messrs. Neuhauser and Lee was granted an option to purchase 4,000 shares of Class B Common Stock at $5.75 per share.

     Non-employee directors (other than Phyllis H. Fisher) are paid an annual retainer of $15,000. Mrs. Fisher is a party to a consulting agreement with the Company under which she received a fee of $40,000 for 1994. See "Employment and Consulting Agreements and Other Arrangements."

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information with respect to the compensation, for the last three fiscal years, of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during fiscal 1994:

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                              COMPENSATION(2)
                                                                  AWARDS
                                         ANNUAL          -------------------------
                                     COMPENSATION(1)     RESTRICTED    SECURITIES
        NAME AND                   -------------------      STOCK      UNDERLYING       ALL OTHER
   PRINCIPAL POSITION      YEAR     SALARY     BONUS      AWARDS(3)      OPTIONS     COMPENSATION(4)
- - -------------------------  -----   --------   --------   -----------   -----------   ----------------
John H. Fisher...........  1994    $265,404   $204,739     $     0        24,150         $ 15,192
  President and Chief      1993     258,000    340,840     284,276        28,728           21,891
  Executive Officer        1992     250,000    280,609           0             0           12,000
Charles A. Gottesman.....  1994     238,609    204,739           0        22,220           16,230
  Executive Vice           1993     232,200    340,840     255,621        25,832           21,661
  President and Chief      1992     225,000    280,609           0             0           11,949
  Operating Officer
James A. Buchanan........  1994     211,151     47,425           0        17,256           19,719
  President, Brookfield    1993     210,569          0     181,937        18,386           23,608
  Athletic Co., Inc.       1992     201,770          0           0        15,000           14,471
James H. Noyes, Jr.......  1994     179,559     28,215           0        12,516           11,896
  Vice President,          1993     178,988     19,000     111,578        11,276           12,545
  International            1992     176,162          0           0             0            2,182
Stanley J. Miller(5).....  1994     163,825    100,000           0        16,376            9,650
  Vice President,          1993     160,000      5,000     168,863        23,064           10,408
  Brookfield Athletic      1992      14,769          0           0             0                0
  Co., Inc.

- - ---------------

(1) Perquisites for the Named Executive Officers listed in the table did not exceed the lesser of $50,000 or 10% of total salary and bonus for the respective fiscal years and accordingly have been omitted in accordance with the rules of the Securities and Exchange Commission.

(2) The Company does not have a long-term compensation plan that includes long-term incentive payouts. No stock appreciation rights (SARs) have been granted to or are held by any of the Named Executive Officers.

(3) On April 27, 1993, the Company issued under its 1993 Equity Incentive Plan 23,939, 21,526, 15,321, 9,396 and 14,220 restricted shares of each of the
    Class A Common Stock and Class B Common Stock to Messrs. Fisher, Gottesman, Buchanan, Noyes and Miller, respectively. Each stock award provided for vesting in equal annual installments over a five-year period, beginning in April 1994. The purchase price of each award was $6 1/16 per share (approximately 50% of the fair market value on the date the stock was issued). On November 4, 1993 and June 27, 1994, the Company repurchased all of the restricted shares of Class A Common Stock and Class B Common Stock at $6 1/16 per share from the Named Executive Officers. At the end of fiscal 1994, none of the Named Executive Officers held shares of restricted stock.

(4) Amounts shown in this column represent (i) the Company's payment of split-dollar life insurance premiums, (ii) the Company's contributions under its tax-qualified and deferred 401(k) savings plan and (iii) the value of interest free loans made by the Company to the Named Executive Officers in connection with the restricted stock sales described in note 3 above (the value based on the difference between the market interest rate and the actual interest rate). The Company paid splitdollar life insurance premiums of $10,500, $11,050, $13,000, $8,333 and $6,179 for Messrs. Fisher,
    Gottesman, Buchanan, Noyes and Miller, respectively, for the last fiscal year. The Company's contributions under its 401(k) savings plan to Messrs. Fisher, Gottesman, Buchanan, Noyes and Miller for the last fiscal year were $1,500, $2,310, $1,471, $2,310 and $1,575, respectively. The value of the interest free loans to Messrs. Fisher, Gottesman, Buchanan, Noyes and Miller were $3,192, $2,870, $2,043, $1,253 and $1,896, respectively. In addition, Mr. Buchanan received $3,205 in the last fiscal year, representing the value of an interest free loan in the principal amount of $100,000 made by the Company to Mr. Buchanan. See "Employment and Consulting Agreements and Other Arrangements."

(5) Mr. Miller joined the Company on December 1, 1992.

     Option Grant Table. The following table sets forth certain information regarding options granted during fiscal 1994 by the Company to the Named Executive Officers. The Company granted no SARs in fiscal 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      PERCENT
                                     OF TOTAL               MARKET
                                      OPTIONS               PRICE                  POTENTIAL REALIZABLE VALUE
                      NUMBER OF       GRANTED    EXERCISE    PER                    AT ASSUMED ANNUAL RATES
                      SECURITIES        TO       OR BASE    SHARE                 OF STOCK PRICE APPRECIATION
                      UNDERLYING     EMPLOYEES    PRICE       ON                       FOR OPTION TERM(1)
                       OPTIONS       IN FISCAL     PER      GRANT    EXPIRATION   ----------------------------
        NAME           GRANTED         YEAR       SHARE      DATE       DATE        0%        5%        10%
- - --------------------  ----------     ---------   --------   ------   ----------   -------   -------   --------
John H. Fisher......    5,000(2)          3%      $ 4.68    $5.50      1/31/96    $ 4,100   $ 7,045   $ 10,152
                       19,150(3)         13         2.50     5.00      6/27/99     47,875    74,329    106,331
Charles A.
  Gottesman.........    5,000(2)          3         4.68     5.50      1/31/96      4,100     7,045     10,152
                       17,220(3)         11         2.50     5.00      6/27/99     43,050    66,838     95,615
James A. Buchanan...    5,000(2)          3         4.68     5.50      1/31/96      4,100     7,045     10,152
                       12,256(3)          8         2.50     5.00      6/27/99     30,640    47,571     68,052
James H. Noyes, Jr..    5,000(2)          3         4.68     5.50      1/31/96      4,100     7,045     10,152
                        7,516(3)          5         2.50     5.00      6/27/99     18,790    29,173     41,733
Stanley J. Miller...    5,000(2)          3         4.68     5.50      1/31/96      4,100     7,045     10,152
                       11,376(3)          7         2.50     5.00      6/27/99     28,440    44,155     63,166

- - ---------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account actual appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The gains shown are net of the option exercise price, but do not reflect taxes or other expenses associated with the exercise.

(2) The securities underlying the options are shares of Class B Common Stock. The options became exercisable in full on January 3, 1995.

(3) The securities underlying the options are shares of Class B Common Stock. The options become exercisable in two equal annual installments commencing July 27, 1997.

     Option Exercise and Year End Option Table. The following table sets forth certain information regarding stock options exercised during fiscal 1994 and held as of December 31, 1994 by the Named Executive Officers.

                          AGGREGATED OPTION EXERCISES
                    IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                     NUMBER OF SHARES UNDERLYING
                                                                                       VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                              SHARES       VALUE         AT FISCAL YEAR-END           AT FISCAL YEAR-END (2)
                             ACQUIRED     REALIZED   ---------------------------   -----------------------------
           NAME             ON EXERCISE     (1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- - --------------------------  -----------   --------   -----------   -------------   -----------     -------------
John H. Fisher............         0       $    0       9,576(3)     43,302(3)       $10,175          $63,787
Charles A. Gottesman......         0            0       8,611(3)     39,441(3)         9,149           57,392
James A. Buchanan.........         0            0      14,129(4)     38,513(5)        11,637(4)        40,949(5)
James H. Noyes, Jr........         0            0       4,559(6)     20,033(3)         6,044(6)        25,248(3)
Stanley J. Miller.........     5,688(3)     9,599       1,200(7)     32,552(8)             0           38,033(8)

- - ---------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Value based on the fair market value of the Common Stock at the fiscal year end ($4.875 per share of Class A Common Stock and $4.75 per share of Class B Common Stock) less the exercise price.

(3) Represents shares of Class B Common Stock.

(4) Consists of 4,000 shares of Class A Common Stock with an in-the-money value of $2,625 and 10,129 shares of Class B Common Stock with an in-the-money value of $9,012.

(5) Consists of 4,500 shares of Class A Common Stock with no in-the-money value and 34,013 shares of Class B Common Stock with an in-the-money value of $40,949.

(6) Consists of 400 shares of Class A Common Stock with an in-the-money value of $1,050 and 4,159 shares of Class B Common Stock with an in-the-money value of $4,994.

(7) Consists of 600 shares of Class A Common Stock and 600 shares of Class B Common Stock.

(8) Consists of 2,400 shares of Class A Common Stock with no in-the-money value and 30,152 shares of Class B Common Stock with an in-the-money value of $38,033.

EMPLOYMENT AND CONSULTING AGREEMENTS AND OTHER ARRANGEMENTS

     The Company has an employment agreement with John H. Fisher for a term beginning November 1, 1991 and terminating December 31, 1995. The agreement provides for a base salary of $250,000, subject to increases based on increases in the consumer price index. The agreement also provides for additional incentive compensation in a sum equal to four percent of the amount of the Company's pre-tax profit in each fiscal year, as defined in the agreement.

     The Company has an employment agreement with Charles A. Gottesman for a term beginning November 1, 1991 and terminating December 31, 1995. The agreement provides for a base salary of $225,000, subject to increases based on increases in the consumer price index. The agreement also provides for additional incentive compensation in a sum equal to four percent of the amount of the Company's pre-tax profit in each fiscal year, as defined in the agreement.

     The Company has an employment agreement with James A. Buchanan for a term beginning January 4, 1992 and terminating December 31, 1995. The Agreement provides for a base salary of $200,000 per year, subject to increases based on increases in the consumer price index. This agreement also provides for additional compensation equal to three percent of Brookfield's pre-tax profit in each fiscal year, as defined in the agreement, provided Brookfield has earned a minimum of $1,000,000 pre-tax profit in such fiscal year. In addition, pursuant to this agreement the Company has agreed to elect Mr. Buchanan as a director of Brookfield and to use reasonable efforts to cause Mr. Buchanan to be elected to the Board of Directors of the Company.

     The Company has a compensation arrangement with Mr. Noyes whereby Mr. Noyes received a base salary of $110,238 in fiscal 1994 and commissions at specified rates and participates in the Vice President Bonus Plan (described below).

     All Vice Presidents of the Company are eligible to participate in the Company's Vice President Bonus Plan, which was approved by the Board of Directors, upon recommendation of the Compensation Committee. To be eligible for this plan, an executive must be a Vice President for the entire fiscal year. Bonuses awarded a Vice President under this plan are capped at 25% of such Vice President's salary for the previous fiscal year, and are based on the level of attainment of certain sales and pre-tax profit objectives of the Company or the division for which the Vice President is responsible.

     The Company has a consulting agreement with Phyllis H. Fisher for a term of five years beginning January 4, 1993. The agreement provides for an annual fee of $40,000 during each of the first two years of the agreement and $90,000 for each of the remaining three years of the agreement. Mrs. Fisher's consulting services include maintaining certain long-standing relationships with sporting goods associations and representing the Company at certain trade shows.

     On April 27, 1993, the Company issued, pursuant to the 1993 Equity Incentive Plan, restricted shares of Class A Common Stock and Class B Common Stock to its executive officers. See "Summary Compensation Table" above. To help fund the purchase price of these shares, which were sold to the executive officers at approximately 50% of fair market value, the Company made interest free loans of $282,281, $253,827, $180,660, $110,795, $167,678, $66,812 and
$99,722 to Messrs. Fisher, Gottesman, Buchanan, Noyes, Miller, Baird and Graham, respectively.

     On November 4, 1993 and June 27, 1994, the Company repurchased all of the restricted shares from each of the executive officers for the price originally paid by such officers. The consideration for these repurchases was the reduction of the outstanding principal amount due under the various loans. All of the loans were repaid in full on June 27, 1994. During fiscal 1994, the largest amount of indebtedness outstanding under the loans to Messrs. Fisher, Gottesman, Buchanan, Noyes, Miller, Baird and Graham was $112,905, $101,527, $72,259, $44,313, $67,071, $26,720 and $39,879, respectively.

     In July 1993, James Buchanan, President of Brookfield, borrowed $100,000 from the Company. As consideration for this loan, Mr. Buchanan issued the Company a promissory note that was interest free through July 1994 and currently bears interest at the prevailing prime rate and is collateralized by a mortgage to the Company on two parcels of real estate. As of April 1, 1995, the amount of indebtedness outstanding under the note was $100,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the first five months of 1994, the Compensation Committee of the Company's Board of Directors consisted of Mrs. Fisher and Messrs. Lee and Neuhauser. On May 26, 1994, Mrs. Fisher resigned from the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

     The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Compensation Committee has approved in the past multi-year employment contracts. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company and/or the individual executive's particular business unit. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Compensation Committee has considered the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the Committee believes that it is unlikely that such limitations will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. Based in part on this judgment, the Compensation Committee has determined not to recommend to the Company's Board of Directors that the bonus arrangements for the Company's executive officers be submitted to the Company's stockholders for their approval. As a result of an amendment effected at the 1993 Annual Meeting of Stockholders, the Compensation Committee believes that option grants and stock awards made at fair market value under the Company's 1993 Equity Incentive Plan are exempt from the limitations of Section 162(m).

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the objectives described above: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the Company's 1993 Equity Incentive Plan. In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance in establishing base salaries of executives.

     Three of the executive officers, including the Chief Executive Officer, are parties to multi-year employment agreements with the Company that fix the executive's annual base salary during the term of the agreement, subject to adjustment for changes in the consumer price index. Thus, the only adjustments during 1994 to the base salaries of Messrs. Fisher, Gottesman and Buchanan were cost-of-living adjustments in accordance with the terms of the employment agreements signed by Messrs. Fisher and Gottesman in November 1991 and Mr. Buchanan in January 1992. The Compensation Committee believes that the base salary levels provided for in these contracts, including the agreement with the Chief Executive Officer, establish appropriate base salary levels for the covered individuals in light of the factors described above. Moreover, each of these agreements includes provisions prohibiting the executive from engaging in a business competitive with the Company during the term of the agreement and, subject to certain conditions in the case of Mr. Buchanan, for a specified number of years thereafter.

     The Compensation Committee generally structures cash bonuses by linking them to the achievement of specified Company and/or business unit performance objectives. In the case of Mr. Fisher and two of the other executive officers, the bonus is based upon a percentage of pre-tax net income (as defined) of the Company or the applicable business unit, as set forth in their employment agreements. For certain executive officers not covered by employment agreements, the Board of Directors, upon recommendation of the Compensation Committee, has adopted a Vice President Bonus Plan pursuant to which Vice Presidents of the Company are eligible for bonuses (calculated as a percentage of annual salary) upon the attainment of certain sales and pre-tax profit objectives which are fixed by the Board of Directors for the Company or certain of its divisions. The Compensation Committee believes that these arrangements tie the executive's performance closely to a key measure of success of the Company or the executive's business unit. In 1994, one Vice President of the Company met his pre-tax profit objectives and earned a bonus. In addition, one Vice

President, Stanley Miller, was awarded a one-time discretionary bonus based on his role in overseeing the successful completion in 1993 of several special tasks assigned to him by management and the Board of Directors. The bonus for Mr. Fisher for fiscal 1994 of $204,739 was equal to 4% of the Company's pre-tax profit in such year, as specified in Mr. Fisher's employment contract.

     Stock option grants in fiscal 1994 were designed to make a portion of the overall compensation of the executive officers, including the Chief Executive Officer, receiving such awards vary depending upon the performance of the Company's Common Stock. Such grants, as a result of the applicable vesting arrangements, also serve as a means for the Company to retain the services of these individuals. As to the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, options covering 5,000 shares were granted in 1994 as part of a new round of option grants, while the balance of the option grants were related to the termination of a previously implemented restricted stock award program, as described below. The 5,000 share stock option grant to Mr. Fisher was based on the Compensation Committee's evaluation of Mr. Fisher's overall performance in 1993.

     In April 1993, the Compensation Committee awarded shares of restricted stock to the executive officers of the Company, including the Chief Executive Officer. Based on advice of an independent compensation consultant, the size of the stock awards varied on the basis of the base salaries of the recipients of the awards. However, in light of the significant equity interests of the Fisher family in the Company, the awards made to the Chief Executive Officer and the Executive Vice President (Mr. Gottesman) were less than the full amount that the formula indicated to be appropriate for such individuals. The awards were priced at 50% of market value on the date of the award because one of the purposes of the awards was to recognize the key role of the award recipients in the achievement by the Company of record levels of net sales and net income in fiscal 1992. All recipients of these awards were permitted to pay the purchase price on a deferred basis with promissory notes.

     Because of the significant tax complexities to recipients of the April 1993 stock awards, the Company repurchased, with the approval of the Compensation Committee, all of the stock subject to the awards in November 1993 and June 1994 through cancellation of the related promissory notes. In each of November 1993 and June 1994 the Company granted the award recipients stock options covering a number of shares of Class B Common Stock equal to the total number of shares of Class A Common Stock and Class B Common Stock so repurchased. Consistent with the purposes of the April 1993 restricted stock awards, the November 1993 and June 1994 stock options provided for exercise prices equal to 50% of market value on the date of the option grants.

     A compensation consultant retained by the Compensation Committee advised the Committee, based on such consultant's survey of executive compensation paid by manufacturing companies (including footwear companies), that, in such consultant's opinion, the total compensation (including both cash and non-cash elements) paid to the Chief Executive Officer and the Company's other executive officers, as a group, during 1994 was below the median of total compensation paid by companies of comparable size for similar positions. According to the consultant, however, the cash compensation paid to the Chief Executive Officer and the Company's other executive officers, as a group, during 1994 was above the median of cash compensation paid by companies of comparable size for similar positions. In constructing the survey, the consultant sought information from a large number of manufacturing companies in order to obtain statistically valid information. According to the consultant, the four companies included in the Shoes Index set forth below were not included among the companies surveyed because of the variations in size of the companies within the Index.

     In the first quarter of 1995, the Compensation Committee authorized the extension through December 31, 1995 of the existing employment contracts with Messrs. Fisher, Gottesman and Buchanan. The Compensation Committee is in the process of reviewing these agreements in their entirety with a view towards authorizing the Company to enter into new agreements with these three executives effective as of January 1, 1996.

                                            JONATHAN O. LEE

                                            JOHN J. NEUHAUSER

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 30, 1994 with the total return on the S&P 500 Composite Index and a peer group of companies (the "Shoes Index"). The comparison assumes $100 was invested on December 31, 1989 in the Company's then outstanding Common Stock (the "Prior Common Stock") and in each of the foregoing indices and assumes reinvestment of dividends. On May 26, 1993, the Prior Common Stock ceased trading and the Class A Common Stock and Class B Common Stock began trading on the Nasdaq National Market.

                                   Hyde Ath-
      Measurement Period         letic Indus-
    (Fiscal Year Covered)         tries, Inc.     S & P Index     Shoes Index
            1989                     100             100             100
            1990                      84              97              43
            1991                      95             126              40
            1992                     347             136              35
            1993                     231             149              29
            1994                     202             151              21

(1) Shoes Index includes L.A. Gear, Inc. and Ryka, Inc. (publicly traded during the entire period covered by the chart), K-Swiss Inc. (commenced public trading in 6/90) and Vans, Inc. (commenced public trading in 8/91), and the returns of each component company of the Shoes Index is weighted according to the respective company's stock market capitalization at the beginning of the period.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year. Coopers & Lybrand L.L.P. has been the Company's independent accountants for the four most recent fiscal years. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider this selection.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 1994 its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

     Stockholder proposals to be included in the Company's proxy statement for the 1996 Annual Meeting of Stockholders must be received by the Company, for consideration, on or before December 26, 1995.

                                            By Order of the Board of Directors,

                                            DAVID E. REDLICK, Clerk

April 24, 1995

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

         PROXY              HYDE ATHLETIC INDUSTRIES, INC.              PROXY

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               OF THE COMPANY.

              The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John H. Fisher and Charles A. Gottesman, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Hyde Athletic Industries, Inc. (the "Company") to be held at the Company's headquarters, Centennial Industrial Park, 13 Centennial Drive, Peabody, Massachusetts 01960 at 10:00 a.m. (local time), on Tuesday, May 16, 1995 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Class A Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is being proposed by the Company.

              IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

                         (TO BE SIGNED ON REVERSE SIDE)

               ____ PLEASE MARK YOUR
              /_X_/ VOTES AS IN THIS
                    EXAMPLE.

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME IN THE LINE PROVIDED BELOW.)

                                        ____            ____
         1.   Election of directors    /___/ FOR       /___/ WITHHELD


         FOR (all nominees except as marked below)


         _________________________________________

         NOMINEES: James A. Buchanan, John H. Fisher, Phyllis H. Fisher,
                   Charles A. Gottesman, Jonathan O. Lee and John J.
                   Neuhauser

         2. Ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants.

                   ____           ____                ____
                  /___/ FOR      /___/ AGAINST       /___/ ABSTAIN

              THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

              Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


         SIGNATURE(S)______________________________  DATE ________________
         NOTE: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally.




                                      -2-